ASANA, INC.

1550 Bryant Street, Suite 200

San Francisco, California 94103

September 16, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Joan Collopy, Special Counsel

Elizabeth Sandoe, Senior Special Counsel

Claire DeLabar, Staff Accountant

Robert Littlepage, Accounting Branch Chief

Jeff Kauten, Staff Attorney

Larry Spirgel, Office Chief

RE:	Asana, Inc.

Registration Statement on Form S-1

File No. 333-248303

Acceleration Request
Requested Date:	Monday, September 21, 2020
Requested Time:	4:00 p.m. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Asana, Inc. (the “Registrant”) hereby requests that the U.S. Securities and Exchange Commission (the “Commission”) take appropriate action to cause the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to become effective on Monday, September 21, 2020, at 4:00 p.m. Eastern Time, or as soon thereafter as is practicable or at such later time as the Registrant’s counsel may orally request via telephone call to the staff of the Commission. The Registrant hereby authorizes Calise Y. Cheng of Cooley LLP, counsel to the Registrant, to make such request on its behalf.

Once the Registration Statement has been declared effective, please orally confirm that event with Calise Y. Cheng of Cooley LLP, counsel to the Registrant, at (650) 843-5172. We also respectfully request that a copy of the written order from the Commission verifying the effective time and date of the Registration Statement be sent to our counsel, Cooley LLP, Attention: Calise Y. Cheng.

If you have any questions regarding this request, please contact Calise Y. Cheng of Cooley LLP at (650) 843-5172.

[Signature Page Follows]

Very truly yours,

ASANA, INC.

By:	/s/ Eleanor Lacey
Name:	Eleanor Lacey
Title:	General Counsel and
Corporate Secretary

cc:	Dustin Moskovitz, Asana, Inc.
Tim Wan, Asana, Inc.
David J. Segre, Cooley LLP
Jon C. Avina, Cooley LLP
Calise Y. Cheng, Cooley LLP
Stephen J. Venuto, Orrick, Herrington & Sutcliffe LLP
William L. Hughes, Orrick, Herrington & Sutcliffe LLP
Niki Fang, Orrick, Herrington & Sutcliffe LLP

[Company Signature Page to Acceleration Request]